FOR IMMEDIATE RELEASE

CONTACTS:

Carter Cromley	Terry Banks
SAVVIS Communications	Fleishman-Hillard
(703) 234-8033	(202) 828-9710
carter.cromley@savvis.net	bankst@fleishman.com

SAVVIS Closes Sale Of Data Center To Reuters

Transaction Adds $19.0 Million Net Cash To SAVVIS Balance Sheet;

Reduces Debt By $12.9 Million

HERNDON, VA,—July 28, 2003—SAVVIS Communications (NASDAQ: SVVS), a leading global managed IP services provider, today announced that it had closed the sale of its Hazelwood, Missouri data center to Reuters.

SAVVIS sold the data center to Reuters for $35 million, with SAVVIS leasing back, on attractive financial terms, one-third of the center for five years with a five year renewal option. Reuters also agreed to award certain bid preferences to SAVVIS, and SAVVIS in turn agreed to reduce Reuters minimum purchase commitments under the parties’ existing network services agreement. The sale closed on July 28, 2003. Of the $35 million in gross proceeds, SAVVIS used $12.9 million to reduce its outstanding debt and $3.1 million for transaction related deposits and expenses. The $19.0 million in net proceeds were added to existing cash balances, further strengthening the company’s balance sheet.

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS) is a leading managed services provider that delivers IP VPNs (virtual private networks), hosting, and application services to businesses. SAVVIS solutions are designed for industries with demanding information technology requirements including legal, media, retail, professional services, healthcare, manufacturing, and financial services.

Known as The Network that Powers Wall StreetSM, SAVVIS was ranked #3 in IP VPN market share by IDC in its 2003 report, trailing only AT&T and WorldCom, and its network reliability was declared “perfect” in Network World magazine’s groundbreaking study of backbone performance. SAVVIS’ managed hosting services were awarded the Service Provider Excellence Award by Boardwatch magazine for its virtualized approach to managed hosting and the Market Engineering Award from Frost & Sullivan for product differentiation and innovation.

For more information about SAVVIS’ Intelligent IP NetworkSM and managed hosting solutions, visit: http://www.savvis.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although SAVVIS believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from SAVVIS’ expectations are set forth as risk factors in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission on February 28, 2003. Many of these factors are beyond SAVVIS’ ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, SAVVIS claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. SAVVIS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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